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Household Finance Corporation
Household Revolving Home Equity Loan Trust 1996-2
Revolving Home Equity Loan Asset Backed Certificates - Series 1996-2
P & S Agreement Date: November 1, 1996
Original Settlement Date: November 26, 1996
Series Number of Class A-1 Certificates: 441919AK3

Original Sale Balance: $776,373,000
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Sum of 1/20/2000 - 12/20/2000
2000 AGGREGATE PAYMENTS	Distribution Dates

Distribution Date	Total 2000 (1)

Class A-1 Interest Distributed	14,441,687.80
Investor Principal Distribution A-1	77,196,343.54